UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2017

KURA ONCOLOGY, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37620	61-1547851
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11119 North Torrey Pines Road, Suite 125 La Jolla, CA		92037
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 500-8800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2017, the Board of Directors (the “Board”) of Kura Oncology, Inc. (the “Company”), upon recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), appointed Steven H. Stein, M.D. (i) as a director of the Company, with a term of office expiring at the next annual meeting of stockholders, and (ii) as a member of each of the Nominating Committee and the Compensation Committee of the Board (the “Compensation Committee”).  There are no arrangements or understandings between Dr. Stein and any other person pursuant to which he was selected as a director. In addition, there are no transactions in which Dr. Stein has an interest that would require disclosure under Item 404(a) of Regulation S-K.

Pursuant to the Company’s Amended and Restated Non-Employee Director Compensation Policy (the “Compensation Policy”), Dr. Stein (i) will receive an annual cash retainer of $35,000 for service on the Board, $3,750 for service on the Nominating Committee and $5,000 for service on the Compensation Committee and (ii) was granted on the date of his appointment an option to purchase (a) 30,000 shares of the Company’s common stock, which vests annually over a three year period, and (b) 3,333 shares of the Company’s common stock, which vests in full on the one year anniversary of the date of grant. The Compensation Policy also provides for further automatic annual option grants to purchase 10,000 shares of the Company’s common stock on the date of each annual meeting of stockholders, which vest in full on the one year anniversary of the date of grant. Each of the option grants described above will vest in full in the event of a change in control (as defined in the Company’s equity incentive plan). Dr. Stein has also entered into the Company’s standard form of Indemnification Agreement.

The Company issued a press release announcing the appointment of Dr. Stein, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release issued by Kura Oncology, Inc. on January 3, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KURA ONCOLOGY, INC.

Date: January 3, 2017	By:	/s/ Annette North
Annette North
Senior Vice President and General Counsel

Exhibit Index

Exhibit Number	Description
99.1	Press Release issued by Kura Oncology, Inc. on January 3, 2017